Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 18, 2014, with respect to the financial statements, financial highlights, and schedule of Business Development Corporation of America for the year ended December 31, 2013, which are contained in the Prospectus of this Registration Statement. We consent to the use of the aforementioned report in the Prospectus contained in this Registration Statement, and to the use of our name as it appears under the caption “Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

April 15, 2014